Exhibit 23.1

[Letterhead of PricewaterhouseCoopers LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of our report dated February 22, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting of Barclays PLC, which appears in the combined Annual Report on Form 20-F for Barclays PLC and Barclays Bank PLC for the year ended December 31, 2016.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2017 relating to the financial statements of Barclays Bank PLC, which appears in the combined Annual Report on Form 20-F for Barclays PLC and Barclays Bank PLC for the year ended December 31, 2016.

/s/ PricewaterhouseCoopers LLP
London, United Kingdom
March 1, 2017